UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 18, 2007

VIEWPOINT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27168	95-4102687

(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

498 Seventh Avenue, Suite 1810, New York, NY		10018

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 201-0800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement with respect to Springbox Ltd.

          On October 18, 2007, Viewpoint Corporation (“Viewpoint”) entered into a Purchase Agreement to acquire all of the outstanding partnership interests of Springbox, Ltd. (“Springbox”). Springbox is an Austin-based interactive marketing firm with digital web marketing and creative solutions. Springbox is expected to generate approximately $6.0 million in gross revenue in the calendar year 2007. The agreement contains customary representations, warranties and covenants of the sellers and Viewpoint. The transaction is also subject to customary closing conditions and is expected to close in the fourth quarter of 2007.

          Under the terms of the agreement, Viewpoint will be obligated, at the closing, to pay approximately $5.5 million in a combination of stock and cash. The amount of cash payable by Viewpoint is subject to adjustment based on the net book value of Springbox as of the closing date of the transaction and (ii) the subsequent receipt by Viewpoint of accounts receivable outstanding on the closing date of the transaction. To the extent the net book value as of the closing date is greater than $1.3 million Viewpoint is required to pay additional funds to the sellers and to the extent that the net book value of Springbox at the closing is less than $1.3 million, the sellers are required to pay Viewpoint the difference. In addition, the sellers of Springbox are entitled to an EBITDA based earnout. Viewpoint has the option to pay shares of common stock or the fair market value of such shares in order to satisfy any obligation pursuant to the earnout.

          The foregoing is a summary of the terms of the Purchase Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Securities Purchase Agreement

          In addition, Viewpoint entered into a Securities Purchase Agreement with certain accredited investors, dated as of October 18, 2007, pursuant to which Viewpoint issued 15,714,285 shares of Viewpoint common stock in a private placement to such accredited investors at a purchase price of $0.70 per share (resulting in aggregate gross proceeds of $11,000,000). The investors in the transaction also received warrants to purchase an additional 4,714,285 shares of common stock at an exercise price of $0.84 per share (subject to certain adjustments). Such warrants are not exercisable for six months following issuance and have an aggregate term of five and one-half years.

          The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, and were sold in reliance upon the exemption from securities registration afforded by Regulation D. Each investor represented to Viewpoint that it is an “Accredited Investor”, as defined in Rule 501 of Regulation D under the Securities Act. In connection with the private placement, Viewpoint entered into a Registration Rights Agreement with the investors pursuant to which Viewpoint is required to file a registration statement with the SEC covering the shares within 45 days of the closing of the private placement.

          The foregoing is a summary of the terms of the Securities Purchase Agreement, the Registration Rights Agreement and the Warrants and does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, the Registration Rights Agreement and the Form of Warrant, copies of which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3. and are incorporated herein by reference.

          Viewpoint issued a press release announcing the execution of the definitive documentation with respect to the Springbox acquisition and the closing of the private placement transaction on October 19, 2007. A copy of the press release is attached hereto as Exhibit 99.1.

Item 3.02	Unregistered Sale of Equity Securities

          The disclosures set forth under Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibits are filed herewith:

	2.1	Purchase Agreement, dated as of October 18, 2007 by and among Springbox GP, LLC, the limited partners set forth on Schedule A attached thereto and Viewpoint Corporation.

	10.1	Securities Purchase Agreement, dated as of October 18, 2007, by and between Viewpoint Corporation and the investors listed on the Schedule of Purchasers attached thereto.

	10.2	Registration Rights Agreement, dated as of October 18, 2007, by and between Viewpoint Corporation and the investors listed on the signature pages attached thereto.

	10.3	Form of Warrant for Common Stock of Viewpoint Corporation.

	99.1	Press release issued by Viewpoint Corporation on October 19, 2007.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWPOINT CORPORATION

/s/ Christopher C. Duignan

Christopher C. Duignan
Chief Financial Officer

Dated: October 19, 2007